Exhibit 99.1

FOR IMMEDIATE RELEASE

Scott Vogel Joins Contura Board

BRISTOL, Tenn., December 23, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced that Scott D. Vogel has been appointed to the company’s board of directors, effective December 20, 2019.

“We are glad to welcome Scott Vogel to our board of directors,” said chairman and chief executive officer, David Stetson. “In addition to his extensive financial and business background, Scott brings significant industry knowledge coupled with expertise in capital markets. He will be a valuable addition to this board and our company.”

Mr. Vogel is managing member of Vogel Partners, LLC, a private investment and advisory firm. Before establishing his own firm, Mr. Vogel served for fourteen years as managing director at Davidson Kempner Capital Management. Mr. Vogel also worked at MPF Investors as well as the investment banking group at Chase Securities. He has served on numerous boards over the course of his career, including Arch Coal and Key Energy Services. Mr. Vogel currently serves on the boards of directors of Avaya and Bonanza Creek Energy. He received a Bachelor’s degree from Washington University and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

INVESTOR CONTACT

investorrelations@conturaenergy.com

Alex Rotonen, CFA

423.956.6882

MEDIA CONTACT

corporatecommunications@conturaenergy.com

Emily O’Quinn

423.573.0369

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